Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260568

PROSPECTUS SUPPLEMENT NO. 3

(To the Prospectus dated April 6, 2022)

UP TO 15,660,417 SHARES OF COMMON STOCK

AND

UP TO 89,627,117 SHARES OF COMMON STOCK

UP TO 6,316,667 REDEEMABLE WARRANTS

OFFERED BY THE SELLING SECURITY HOLDERS

OF

ENJOY TECHNOLOGY, INC.

This prospectus supplement supplements the prospectus, dated April 6, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260568). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 15,660,417 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 6,316,667 shares of Common Stock that are issuable upon the exercise of 6,316,667 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Marquee Raine Acquisition Corp., a Cayman Islands exempted company (“MRAC” and, after the Domestication, “Enjoy Technology, Inc.”) by the holders thereof and (ii) up to 9,343,750 shares of Common Stock that are issuable upon the exercise of 9,343,750 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of MRAC by the holders thereof.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 89,627,117 shares of Common Stock, consisting of (a) up to 8,000,000 PIPE Shares (as defined in the Prospectus), (b) up to 9,343,750 sponsor shares (including 2,201,250 Sponsor Earnout Shares (as defined in the Prospectus)), (c) up to 6,316,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, (d) 5,500,906 shares of Common Stock issued pursuant to the Backstop Agreement (as defined in the Prospectus), (e) 450,000 shares of Common Stock issued pursuant to the Equity Fee Agreement (as defined in the Prospectus) and (f) up to 60,015,794 shares of Common Stock pursuant to the Registration Rights Agreement (as defined in the Prospectus), and (ii) up to 6,316,667 Private Placement Warrants.

The Common Stock and Warrants are listed on the Nasdaq Capital Market (the “Nasdaq”), under the ticker symbol “ENJY” for the Common Stock and “ENJYW” for the Warrants. Prior to the Domestication, MRAC’s Class A ordinary shares, par value $0.0001 per share (the “MRAC Class A ordinary shares”) and warrants to purchase MRAC Class A ordinary shares (the “MRAC Warrants”) traded under the ticker symbols “MRAC”, and “MRACW”, respectively, on Nasdaq. On April 12, 2022, the closing sale price of our Common Stock as reported by Nasdaq was $3.25 per share and the closing price of our Warrants was $0.22 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in shares of our Common Stock or Warrants involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 13, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2022

Enjoy Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39800	98-1566891
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3240 Hillview Ave Palo Alto, California		94304
(Address of principal executive offices)		(Zip Code)

(888) 463-6569

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share Warrants to purchase common stock	ENJY ENJYW	The Nasdaq Stock Market LLC The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2022, Fareed Khan resigned as the Chief Financial Officer of Enjoy Technology, Inc. (the “Company”) effective April 29, 2022 to pursue other opportunities.

Effective April 13, 2022, Cal R. Hoagland, a partner in FLG Partners, LLC, a Silicon Valley chief financial officer services and board advisory firm (“FLG”), will be retained as the interim Chief Financial Officer and, effective upon the departure of Mr. Khan, shall be the principal financial and accounting officer of the Company until such time as the Company completes its search for a new Chief Financial Officer.

Mr. Hoagland, age 65, has been a partner in and member of FLG since May 2005. Mr. Hoagland has provided interim chief financial officer and interim financial executive services to a number of public and private technology companies while with FLG. Prior to FLG, Mr. Hoagland was the chief financial officer for several public technology companies. Earlier in his career he was a manager with Coopers & Lybrand, now PricewaterhouseCoopers LLP. Mr. Hoagland holds a B.S. in Accounting from San Jose State University.

In connection with Mr. Hoagland’s becoming the Company’s interim Chief Financial Officer and principal financial and accounting officer, the Company entered into a consulting agreement with FLG for the provision of Mr. Hoagland’s services (the “Agreement”). Pursuant to the Agreement, FLG will be paid $2,600 per day, up to six days per week, subject to any daily maximums that the Company and FLG may establish from time to time. In addition, the Company will grant Mr. Hoagland restricted stock units (“RSUs”) with an aggregate grant date value equal to $405,600 (the “RSU Award”), which value is calculated based on a per diem amount of $2,600, assuming Mr. Hoagland works no more than six days a week for six months. The number of RSUs subject to the RSU Award will be determined based on the Company’s closing share price on the date of grant. The RSUs subject to the RSU Award will vest on a daily basis in substantially equal installments on each day Mr. Hoagland works and invoices the Company during the period commencing as of the date of grant and ending on the date that is six months thereafter, subject to Mr. Hoagland’s continued service with the Company through each applicable vesting date. To the extent vested, the RSUs will be settled in shares of the Company’s common stock on the first business day of each calendar month following the date of grant. Additionally, Mr. Hoagland intends to enter into a Section 10b5-1 trading plan for the systematic sale in the following month of all shares paid pursuant to our consulting agreement with FLG.

The Agreement also requires the Company to indemnify Mr. Hoagland and FLG in connection with the performance of services for the Company. The Agreement has an indefinite term and is terminable by either party upon 45 days’ advance written notice.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

There are no other arrangements or understandings between Mr. Hoagland and any other persons pursuant to which he was selected as an officer of the Company. There are also no family relationships between Mr. Hoagland and any director or executive officer of the Company and Mr. Hoagland has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure

On April 11, 2022, the Company issued a press release announcing the resignation of Mr. Khan as the Company’s Chief Financial Officer and appointment of Mr. Cal Hoagland as the Company’s Interim Chief Financial Officer.

A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01. This information, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

Exhibit No.

99.1	Enjoy Technology, Inc. Press Release dated April 11, 2022.

104	Cover Page Interactive Data File, formatted in Inline XBRL (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENJOY TECHNOLOGY, INC.

Dated: April 11, 2022

	By:	/s/ Ron Johnson
Ron Johnson
Chief Executive Officer

Exhibit 99.1

Enjoy Technology Announces Chief Financial Officer Transition

April 11, 2022 – PALO ALTO, Calif. – Enjoy Technology, Inc. (“Enjoy” or the “Company”) (NASDAQ: ENJY), a technology-powered service platform reinventing “Commerce at Home,” today announced that Fareed Khan, Chief Financial Officer, has decided to depart the Company to pursue other opportunities, and Cal Hoagland, an experienced CFO, will join Enjoy as Interim Chief Financial Officer. Mr. Khan will remain with Enjoy through the end of April and assist with the transition. Enjoy intends to launch a comprehensive search for a successor.

“Fareed has been a valued colleague through a pivotal time in Enjoy’s development and was instrumental as we scaled our business, introduced innovative new services and became a public company,” said Ron Johnson, Enjoy Chief Executive Officer. “Fareed has decided that now is the right time to pursue other opportunities. I am so grateful for Fareed’s many contributions to Enjoy and I wish him the very best in his future endeavors.”

Continued Mr. Johnson, “Our team has known Cal for some time and we are pleased he will be supporting Enjoy in this role. He brings decades of CFO experience to this position and I believe his financial acumen, accounting expertise and track record with growth-oriented companies like Enjoy will be strong assets to our team during this transition. We believe we are fortunate to have Cal step into this role and support Enjoy as we execute our plan, deliver results for our partners and continue our growth and expansion.”

About Enjoy Technology

Enjoy Technology, Inc. (Nasdaq: ENJY) is a technology-powered platform reinventing “Commerce at Home” to bring the best of the store directly to the customer. Enjoy has formed multi-year commercial relationships with the world’s leading consumer brands to bring the products, services and subscriptions their customers love through the door directly in the comfort and convenience of their homes. Co-founded by former Apple executive Ron Johnson, Enjoy has pioneered a new retail experience that can do everything a traditional retail experience offers, but better, through its mobile stores. Enjoy currently operates in the United States, Canada and the United Kingdom. Headquartered in Palo Alto, CA, Enjoy is leading the reinvention of “Commerce at Home.” To learn more about Enjoy, please visit: www.enjoy.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements regarding our future financial and operating performance. These statements are based on Enjoy’s current expectations, assumptions, estimates and projections. These statements involve known and unknown risks, uncertainties and other important factors that may cause Enjoy’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions regarding Enjoy’s business, the economy and other future conditions. In some cases, you can identify forward-looking statements by terms such as “intend,” “believe,” “expect,” “will,” or the negative of these terms or other similar expressions. Many factors could cause actual future events to differ materially from the forward- looking statements in this letter, including, without limitation, those factors described in Enjoy’s filings with the Securities and Exchange Commission. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time, and it is not possible for Enjoy to predict those events or how they may affect Enjoy. If a change to the events and circumstances reflected in Enjoy’s forward-looking statements occurs, Enjoy’s business, financial condition and operating results may vary materially from those expressed in Enjoy’s forward-looking statements. Except as required by applicable law, Enjoy does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

Investors

Heather Davis

Vice President of Investor Relations

heather.davis@enjoy.com

612-308-3222

Media

Abernathy MacGregor

Tom Johnson and Dan Scorpio

tbj@abmac.com / dps@abmac.com

917-747-6990 / 646-899-8118